  EXHIBIT 4.19
Extension of Debenture Maturity Date
TO	Intellipharmaceutics International Inc. (the “Company”)
RE:
Debenture dated May 1, 2019, with an original face amount of US$1,050,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently December 31, 2019) is extended to February 1, 2020.

DATED effective December 31, 2019.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi